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                                                                     EXHIBIT 3.2

                            BROADBAND SPORTS, INC.

                           CERTIFICATE OF AMENDMENT
                                      TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


     BROADBAND SPORTS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the corporation is Broadband Sports, Inc., the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 20, 1998 under the name of E-Sport, Inc. and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 1999.

     2. The Article IV(A) and the first paragraph of Article IV(B) of the Amended and Restated Certificate of Incorporation of the Corporation are hereby amended in full to read as follows:


         "A.  Classes of Stock.  This corporation is authorized to issue two
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     classes of stock to be designated, respectively, "Common Stock" and
     "Preferred Stock." The total number of shares which the corporation is authorized to issue is three hundred sixty two million (362,000,000) shares, three hundred six million (306,000,000) shares of which shall be Common Stock (the "Common Stock") and fifty six million (56,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

         B.  Rights, Preferences and Restrictions of Preferred Stock.  The
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     Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of two million (2,000,000) shares, the Series B Preferred Stock, which series shall consist of thirty four million (34,000,000) shares and the Series C Preferred Stock, which series shall consist of twenty million (20,000,000) shares, are as set forth below in this Article IV(B). Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the
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     rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without
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     limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     3. The terms and provisions of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation have been duly approved by vote of the required number of shares of each outstanding class of stock of this corporation pursuant to Subsection 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been signed this 23rd day of November 1999.

                                      BROADBAND SPORTS, INC.

                                      /s/ Richard Nanula
                                      ---------------------------------
                                      Richard Nanula, Chairman of the
                                      Board and Chief Executive Officer


                                      ATTEST:

                                      /s/ Ross Schaufelberger
                                      --------------------------------
                                      Ross Schaufelberger, Secretary